Exhibit 99.2

Board of Directors – Stock Ownership Guidelines
for Independent Directors

●	Independent Directors should own shares of the Company’s Common Stock in at least the amounts and within the time periods set out below:

Amount	Years of Service
1,000 shares	one year
Shares valued at least five times annual retainer	five years

●
For purposes of these Guidelines, ownership will not include unexercised stock options (whether or not vested) but will include all restricted stock, and Shares will be valued in each fiscal year based on the closing price of the Company's stock at the end of the preceding fiscal year.  A year-to-year decline in the stock price cannot by itself cause a violation of these Guidelines.

●
Except as provided below, Independent Directors who own shares in the amounts required above also should retain at least 75% of the net shares awarded by the Company after the date of these Guidelines (after sales to permit payment of any related taxes) and at least 75% of net shares acquired after the date of these Guidelines upon exercise of stock options (after sales to permit payment of the exercise price and any related taxes) until they leave the Board.  Notwithstanding the prior sentence, Independent Directors: (1) may sell shares obtained upon the exercise of options that would otherwise expire within one year; and (2) may sell up to 50% of restricted shares upon vesting of those shares to permit payment of related federal and state income taxes.

●	Independent Directors should not use Company stock as collateral in a margin account.

●	Independent Directors should not approve Company stock to be loaned to any party for the purpose of short selling.

●	Independent Directors should not engage in any hedging or monetization transactions with respect to any Sensient stock or options beneficially owned directly or indirectly by such persons.